EXHIBIT 5

TROUTMAN SANDERS LLP

A T T O R N E Y S     A T     L A W

BANK OF AMERICA CENTER

1111 EAST MAIN STREET

RICHMOND, VIRGINIA 23219

www.troutmansanders.com

TELEPHONE: 804-697-1200

FACSIMILE: 804-697-1339

MAILING ADDRESS

P.O. BOX 1122

RICHMOND, VIRGINIA 23218-1122

June 27, 2005

TransCommunity Financial Corporation

4235 Innslake Drive

Glen Allen, Virginia 23060

Registration Statement on Form SB-2

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by TransCommunity Financial Corporation (the “Company”) of a registration statement on Form SB-2 (No. 333-125560) (the “Registration Statement”) with respect to the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of up to $22 million in aggregate offering amount of shares of the Company’s Common Stock, $.01 par value per share, which shares the Company proposes to offer in a “firm commitment” underwriting as described in the Registration Statement.

We have examined the Articles of Incorporation, as amended, and By-laws of the Company, and such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion, including resolutions adopted by the Board of Directors of the Company on May 24 and June 27, 2005 (the “Resolutions”). We have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us, and the authenticity of the originals of documents submitted to us as copies. Pursuant to the Resolutions, the Board of Directors of the Company has authorized the sale, subject to a determination by a Pricing Committee of the Board of Directors of the per share sale price of the shares, of up to 2,300,000 shares (the “Shares”).

ATLANTA • HONG KONG • LONDON • NEW YORK • NORFOLK • RALEIGH

Richmond • Tysons Corner • Virginia Beach • Washington, D.C.

TROUTMAN SANDERS LLP

A T T O R N E Y S     A T     L A W

TransCommunity Financial Corporation

June 27, 2005

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when sold and paid for on the terms to be set by the Pricing Committee of the Board of Directors as authorized by the Resolutions, and issued, will be validly issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion. This opinion is being furnished to you solely for your benefit in connection with the Registration Statement and, except as expressly set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent and may not be relied upon by any other person without our express written consent.

We hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement.

Very truly yours,

/s/ TROUTMAN SANDERS LLP